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                                    EXHIBIT 6

                         Steadman Security Trust Amended amd
                         Restated Investment Advisory Agreement

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                                                                       EXHIBIT 6
                             STEADMAN SECURITY TRUST
                          INVESTMENT ADVISORY AGREEMENT

     INVESTMENT ADVISORY AGREEMENT made on this 28th day of January, 1997 by and between the Trustees ("Trustees" herein) of STEADMAN SECURITY TRUST (formerly, the Steadman Associated Fund), a common law trust ("Fund" herein), and STEADMAN SECURITY CORPORATION, a Delaware corporation.

     WHEREAS, The Fund has been organized as an investment company and desires to employ its capital by investing and reinvesting the same in securities as provided in the Amended and Restated Trust Indenture of the STEADMAN SECURITY TRUST and the Declaration of Trust with amendments through January 28, 1997 ("Trust Indenture" herein), and

     WHEREAS, The Fund desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor perform for it various advisory, statistical, accounting and clerical services; and

     WHEREAS, The Advisor is willing to furnish such advice, facilities and services on the terms and conditions hereinafter set forth:

     NOW, THEREFORE, In consideration of the mutual covenants herein contained, it is agreed that:

     1. (a) The Advisor, subject to the direction of the Trustees, shall provide the Fund with investment research and advice and shall manage and supervise the Fund's portfolio of investments. In performing this function, the Advisor shall (i) use its best efforts to present a continuing and suitable investment program to the Fund, which is consistent with the investment policies and objectives of the Fund; (ii) furnish the Fund with such information and reports regarding the securities in the Fund's portfolio and proposed additions to the portfolio as the Advisor deems appropriate or as the Fund may reasonably request; (iii) supervise the Fund's relations with its Custodian, auditors and governmental regulatory bodies; and (iv) shall furnish certain office space and certain secretarial and clerical assistance necessary for the performance of the foregoing functions.

     (b) The Fund shall pay all of its ordinary expenses of operation unless specifically excepted, such expenses of operation including, but not being limited to, the following: (i) the expenses of maintaining its own books of account; (ii) the expenses of maintaining one or more of its custodians, transfer agents, and dividend disbursing agents; (iii) the expenses of computing, at any required valuation date, the net asset value of shares of the Fund; (iv) the fees and expenses of its Trustees, including those Trustees who also may be Directors of the Advisor or its subsidiary corporations, and the fees and expenses of the members of any Committee of the Fund including any members who also may be Directors or officers or employees (or all of these) of the Advisor, its subsidiaries or affiliated persons, and who perform services therefor and are compensated thereby; (v) the expenses of meetings of its shareholders; (vi) the expenses of printing and mailing

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of all shareholder reports and other required reports and documents provided shareholders, including, but not being limited to, the cost of printing and mailing prospectuses to shareholders, (vii) taxes of any kind assessed against the Fund; (viii) interest and commissions; (ix) Securities and Exchange Commission registration fees; (x) state registration fees; (xi) the expenses of trust existence; (xii) all or part of the salaries of the Fund officers and other employees who also may be Directors or officers or employees (or all of these) of the Advisor, its subsidiaries or affiliated persons, and who perform services therefor and are compensated thereby; (xiii) the fees of its auditors;
(xiv) the fees of its legal counsel; (xv) travel entertainment, publications, telephone, telegraph, office space rent; and, (xvi) all other ordinary expenses of operation. The Fund also shall pay all extraordinary expenses of whatever kind or nature, unless such expenses have been specifically assumed by the Advisor or one of its affiliates.

     (c) When officers or employees of the Advisor, its subsidiaries or affiliated persons perform duties for the Fund other than those duties required by Section 1(a) and those duties required of a transfer agent, the Fund shall reimburse the Advisor for the performance of such duties or may, with the consent of the Advisor, pay those officers or employees directly.

     2. (a) The Advisor shall be paid monthly a fee computed on the first business day of each month of the Fund's fiscal year at the following annual rates: 1% of the first $35,000.000, 7/8 of 1% on the next $35,000,000 and 3/4 of
1% on all sum in excess thereof as compensation for its services as specified in subparagraph 1(a) herein;

     (b) For the purpose of determining fees payable to the Advisor, the value of net assets shall be computed in the manner specified in Section 2.8 of the Trust Indenture.

     3. The Advisor shall allocate brokerage commissions on portfolio transactions for the Fund among such brokers and/or dealers who provide investment information, provide services to the Fund or to the Advisor in its capacity as investment advisor or distributor of the Steadman investment companies, collectively, or who sell shares of the Fund, if and in the manner permitted by applicable law or regulation; provided, however, that such brokers or dealers render satisfactory service at standard commission rates, subject, in any event, to the Fund's obtaining favorable prices and executions of orders, consistent with the various services provided.

     4. The Advisor may act as investment advisor to one or more other investment companies. If, while so acting, it appears that the purchase or sale of securities of the same issuer is advantageous to the Fund and such other investment companies and is consistent with the investment objectives of the Fund and such other companies, and if such purchases or sales should be executed at approximately the same time, each will be executed on a proportionate basis if feasible, and in the alternative, on a rotating or other equitable basis.

     5. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith, and shall not be responsible for any action of the Fund in following or declining to follow any advice or recommendations of the Advisor. The

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Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates except for it loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Advisor in the performance of its duties under this Agreement.

     6. Nothing in this Agreement shall limit or restrict the right of any Director, officer or employee of the Advisor who may also be a Trustee, officer or other employee of the Fund to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Advisor to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. Trustees and employees of the Fund are, therefore, specifically permitted to serve from time to time as directors, officers and employees of other corporations including the Advisor and subsidiaries, other companies which it may acquire, or with which it may merge or consolidate, and other investment companies which the Advisor may organize or sponsor.

     7. This Agreement shall become effective when approved by vote of a majority of the outstanding voting securities of the Fund, as defined in Section 2(a)(42) of the Investment Company Act of 1940, and may be amended by similar approval.

     8. This Agreement may be terminated at any time in accordance with the provisions of Section 3.2 of the Trust Indenture.

     9. This Agreement shall remain in effect for a period of two years from the date of execution, and shall continue in effect thereafter only so long as it is specifically approved annually by the Trustees, including the vote of a majority thereof who are not parties to the Agreement or "interested persons", as defined in Section 2(a)(19) of the Investment Company Act of 1940 of any such party, cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a majority, as so defined, of the outstanding voting securities of the Fund and by the vote of a majority of the Trustees who are not parties to the Agreement or "interested persons", as so defined, of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     10. The Trust Indenture is incorporated herein by reference and this Agreement shall be governed thereby and interpreted in a manner consistent therewith.

     11. Notices to the Advisor shall be addressed to Steadman Security Corporation, 1730 K Street, Northwest, Washington, D.C. 20006; notices to the Fund shall be addressed to Steadman Security Trust, 1730 K Street, Northwest, Washington, D.C. 20006.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized:

                                   STEADMAN SECURITY TRUST

Attest:


                                   By
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                                      Charles W. Steadman
                                      Chairman and President of the Trust

                                   STEADMAN SECURITY CORPORATION



Attest:



                                   By
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                                       Executive Vice President-Investments
                                       and Secretary




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